Exhibit 99.1
Altair Nanotechnologies Reports Second Quarter 2012 Financial Results

RENO, NV (Marketwire – August 9, 2012) – Altair Nanotechnologies, Inc. (“Altair”) (NASDAQ: ALTI), today reported financial results for the second quarter ended June 30, 2012.

Altair reported revenues of $0.5 million for the second quarter, essentially flat compared to the same period in 2011. The gross loss was $620,000 reflecting an increase of $399,000 in inventory reserves. Operating expenses increased to $4.4 million primarily due to investments in Research and Development, compared to $3.8 million for the same quarter in 2011.

“The second quarter marked an important turning point for our Company,” said Alexander Lee, Altair’s Chief Executive Officer. “We completed a series of agreements in China that will create a unique point of entry into the Chinese market; we took actions to consolidate our operations and reduce our cost structure; and, we focused on the completion and delivery of four turnkey energy storage system projects that will allow us to recognize revenue in the third and fourth quarter of this year.”

Recent Highlights and Subsequent Events
•	On April 1, 2012, Altair board members Alexander Lee and Liming Zou (a/k/a Albert Zou) were respectively named as Chief Executive Officer and President of the Company.
•
On April 19, 2012, Altair entered into economic development agreements with the Cities of Handan and Wu’an in the People’s Republic of China (“PRC”). Under these agreements, the two cities shall provide Altair Nanotechnologies (China) Co., Ltd. (“Altair China”) with a package of economic incentives, including a land use rights grant, which shall be used for Altair’s new manufacturing facilities.

•
On May 15, 2012, Altair entered into a new supply agreement with Proterra to supply its nano lithium titanate (“nLTO”) battery modules for use in their rapid-charging EV buses. On June 19, 2012, Proterra released its first purchase order under the agreement for deliveries in the first quarter of 2013.

•
On May 15, 2012, Altair completed the domestication of its Canadian corporate entity into the United States as a Delaware corporation. We believe that the change will reduce certain administrative costs and regulatory reporting complexity.

•
On June 28, 2012, Altair received an order from the Hawaiian Natural Energy Institute (“HNEI”) for the development of advanced system control algorithms, which will be used to integrate wind and solar resources for the two Altair energy storage systems, which will be delivered to HNEI later this year.

•	On July 6, 2012, Altair’s Board of Directors approved a plan to repatriate funds from its wholly-owned subsidiary, Altair China, to support and fund Altair’s ongoing U.S. operations.
•
On July 9 2012, the Company shipped a 1.2 MW energy storage system to a European renewable energy customer, who will utilize the system in a wind farm application. We anticipate that the system will be installed and commissioned in the fourth quarter of 2012.

•
On July 27, 2012, Altair completed a reduction in force in its Reno facility to further consolidate its U.S. operations and reduce the Company’s operating costs. Total U.S. headcount (regular and temporary employees) dropped from 95 on March 31, 2012 to 68 on August 2, 2012.

•
On August 1, 2012, Altair China received an initial down payment of $1.9 million (12 million Chinese RMB) from the city of Wu’an for its first EV bus order under its April 2012 economic development agreement with Wu’an. Altair China shall deliver fifty (50) electric buses to Wu’an by the end of 2012.

•	On August 8, 2012, the Company entered into a $1 million loan agreement to provide general working capital to fund the Company’s operations.

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

The net loss for the second quarter was $4.9 million, or $0.07 per share, compared to a net loss of $3.0 million, or $0.10 per share, for the second quarter of 2011. The basic and diluted weighted average shares outstanding for the quarter were 69.5 million, compared to 30.4 million for the same period in 2011. The net loss increase was primarily due to the change in the market value of previously issued warrants, increases in research and development expense associated with our next generation LTO chemistry and LTO cells, as well as an increase in inventory reserves.

Altair’s cash and cash equivalents decreased by $11.2 million, from $46.5 million at December 31, 2011 to $35.3 million at June 30, 2012. This is primarily due to the $10.8 million of cash used in operating activities during the first half of 2012. The bulk of the cash used in operations went to cover normal compensation and non-labor expenses, and the build-up of work in process inventory related to the fulfillment of customer sales backlog.

Second Quarter 2012 Conference Call
Altair will hold a conference call to discuss its second quarter 2012 results on Thursday, August 9, 2012 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

Post call, a phone-based audio replay will be available from 2:00 p.m. EDT, Thursday, August 9, 2012 until Midnight EDT, August 16, 2012.  It can be accessed by dialing +1 404-537-3406 and entering the conference number 13762442. Additionally, the conference call and replay will be available online, and can be accessed by visiting Altair's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nev. with manufacturing in Anderson, Ind., Altair is a leading provider of energy storage systems for clean, efficient power and energy management. Altair's lithium-titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and systems for transportation and industrial applications. For more information please visit Altair at www.altairnano.com.

Forward-Looking Statements
This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that the government entities with which the Company has contracted will be unable to fulfill their commitment due to legal limitations, including certain procedures required in connection with land use grants and major product purchases; that the government entities will not fulfill their commitments for political or other discretionary reasons, in which case the Company will have no, or limited, remedies; that the Company will run into regulatory, finance or other obstacles as it attempts to expand its operations into China; that the Company interest may be harmed by the absence from the Agreement of terms and conditions that are customary in contracts under U.S. law; that the Company will be unable to expand capacity (or contract with third parties) in order to meet the demand of product orders, particularly products like electric vehicles which the Company does not itself manufacture; that the Company will not experience expected costs savings as a result of its expansion into China and that the Company will not experience an increase in sales volume or, even if it experiences such an increase, that the Company will experience low (or negative) gross margins and not operate profitably in China. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

For Additional Information:

Investors
Tony Luo
tluo@altairnano.com
775.858.3726

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares)

	(Unaudited) June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$35,275	$46,519
Restricted cash	293
Accounts receivable, net	576	333
Product inventories, net	9,860	7,220
Prepaid expenses and other current assets	2,022	2,240
Total current assets	48,026	56,312

Property, plant and equipment, net	6,297	6,870

Patents, net	312	350

Total Assets	$54,635	$63,532

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Trade accounts payable	$6,225	$5,870
Accrued salaries and benefits	928	1,132
Accrued warranty	383	354
Accrued liabilities	438	421
Deferred revenues	2,561	1,616
Warrant liabilities	475	654
Capital lease obligation	21	12
Total current liabilities	11,031	10,059

Total Liabilities	11,031	10,059

Stockholders' equity
Common stock, no par value, unlimited shares authorized; 69,452,487 shares issued and outstanding at June 30, 2012 and December 31, 2011	245,617	245,617
Additional paid in capital	12,276	12,279
Accumulated deficit	(214,157)	(204,423)
Accumulated other comprehensive loss	(132)
Total stockholders' equity	43,604	53,473

Total Liabilities and Stockholders' Equity	$54,635	$63,532

ALTAIR NANOTECHNOLOGIES REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Product sales	$376	$174	$573	$2,540
License fees	60	60	120	120
Commercial collaborations	18	78	18	80
Contracts and grants		164		287
Total revenues	454	476	711	3,027

Cost of goods sold
Product	613	314	1,019	2,925
Commercial collaborations		197		197
Contracts and grants		168		296
Warranty and inventory reserves	461	12	475	58
Total cost of goods sold	1,074	691	1,494	3,476

Gross loss	(620)	(215)	(783)	(449)

Operating expenses
Research and development	1,789	1,284	3,622	3,340
Sales and marketing	925	913	1,845	1,964
General and administrative	1,425	1,204	3,174	3,376
Depreciation and amortization	250	379	519	754
Loss on disposal of assets				16
Total operating expenses	4,389	3,780	9,160	9,450
Loss from operations	(5,009)	(3,995)	(9,943)	(9,899)

Other (expense) income
Interest income (expense), net	32	(52)	30	(59)
Change in market value of warrants	102	1,022	179	1,022
Total other income, net	134	970	209	963

Net loss	$(4,875)	$(3,025)	$(9,734)	$(8,936)

Loss per common share - basic and diluted	$(0.07)	$(0.10)	$(0.14)	$(0.31)
Weighted average shares - basic and diluted	69,452,487	30,424,730	69,452,487	28,644,546